MERCANTILE
BANCORPORATION INC.

FIRST QUARTER REPORT 1994


 TABLE OF CONTENTS
 Highlights.......................................................... 1
 Letter to Shareholders.............................................. 2
 Financial Section
  Financial Commentary............................................... 3
  Condensed Consolidated Quarterly
   Statement of Income...............................................12
  Consolidated Quarterly Average
   Balance Sheet.....................................................13
  Financial Statements...............................................15
 Banks and Other Subsidiaries........................................19
 Directors and Executive Officers....................................20
 Investor Information................................................21

HIGHLIGHTS(1)

                                                                                FIRST QUARTER
($ IN THOUSANDS EXCEPT PER SHARE DATA)                                1994                         1993                   CHANGE
- - --------------------------------------------------------------------------------------------------------------------------------

PER SHARE DATA
 Net income                                                            $  .91                       $  .79                 15.2%
 Dividends declared                                                       .28                          .24 3/4             13.1
 Book value at March 31                                                 22.94                        20.83                 10.1
 Market price at March 31                                               31 7/8                       34 5/8                (7.9)
 Average common shares outstanding                                 42,857,806                   42,078,489                  1.9
- - -------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
 Taxable-equivalent net interest income                              $127,702                     $126,877                   .7%
 Tax-equivalent adjustment                                              2,309                        2,497                 (7.5)
 Net interest income                                                  125,393                      124,380                   .8
 Provision for possible loan losses                                     8,383                       14,049                (40.3)
 Other income                                                          48,922                       49,640                 (1.4)
 Other expense                                                        103,824                      107,361                 (3.3)
 Income taxes                                                          23,253                       19,545                 19.0
 Net income                                                            38,855                       33,065                 17.5
- - -------------------------------------------------------------------------------------------------------------------------------
ENDING BALANCES
 Total assets                                                     $11,922,882                  $11,847,906                   .6%
 Loans and leases                                                   7,510,609                    7,460,642                   .7
 Deposits                                                           9,329,373                    9,486,338                 (1.7)
 Shareholders' equity                                                 984,963                      877,212                 12.3
 Reserve for possible loan losses                                     165,373                      155,658                  6.2
- - -------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
 Total assets                                                     $12,213,848                  $12,265,053                  (.4)%
 Earning assets                                                    11,144,382                   11,197,856                  (.5)
 Loans and leases                                                   7,360,935                    7,452,066                 (1.2)
 Deposits                                                           9,938,134                   10,050,862                 (1.1)
 Shareholders' equity                                                 975,903                      865,181                 12.8
- - -------------------------------------------------------------------------------------------------------------------------------
SELECTED RATIOS
 Return on assets                                                        1.27%                        1.08%
 Return on equity                                                       15.93                        15.29
 Overhead ratio                                                         58.78                        60.82

 Net interest rate margin                                                4.58                         4.53

 Equity to assets                                                        8.26                         7.40
 Tier I capital to risk-adjusted assets                                 11.56                        10.30
 Total capital to risk-adjusted assets                                  15.68                        13.92
 Leverage                                                                7.52                         6.61

 Reserve for possible loan losses to outstanding loans                   2.20                         2.09
 Reserve for possible loan losses to non-performing loans              404.93                       194.45
 Non-performing assets to outstanding loans
  and foreclosed assets                                                  1.00                         1.68
- - -------------------------------------------------------------------------------------------------------------------------------
SELECTED DATA
 Banks(2)                                                                  42                           40
 Banking offices(2)                                                       252                          237
 Full-time equivalent employees                                         5,890                        5,933
- - -------------------------------------------------------------------------------------------------------------------------------


(1) All 1993 financial information has been restated to reflect the January 3, 1994 merger with Metro Bancorporation and the February 1, 1994 merger with United Postal Bancorp, Inc., which were accounted for as poolings-of-interests. All per share amounts and average shares outstanding have been restated to give effect to a three-for-two stock split distributed April 11, 1994.
(2) Includes United Postal Savings Association, a state-chartered thrift institution.

1                   MERCANTILE BANCORPORATION INC.

                                                 LETTER TO SHAREHOLDERS

 Strategically-planned growth played an important role in Mercantile's first quarter, as the corporation added two more financial institutions to its four-state franchise. At the same time, earnings continued to rise, driven by ongoing asset quality improvements and operating expense reductions, a strong net interest rate margin, and solid contributions from our core fee-based businesses.

 During the first quarter, Mercantile completed its first merger in Iowa, adding Mercantile Bank of Northern Iowa, based in Waterloo, to its network of community banks. The corporation also strengthened its St. Louis-area retail and mortgage banking presence with the completion of its merger with United Postal Bancorp, parent company of United Postal Savings Association.

 Mercantile's net income for the first three months of 1994 was $38,855,000, and was up 17.5% from first-quarter 1993 earnings of $33,065,000. On a per share basis, net income rose 15.2% to $.91 from $.79. Net interest income for the quarter was $125,393,000, and the net interest rate margin was 4.58% this year compared to 4.53% in 1993.

 The corporation's total assets were $11.9 billion, and return on assets rose to 1.27% versus 1.08% the previous year. Return on equity also increased to 15.93% in 1994 from 15.29% in 1993.

 Asset quality gains continued during the first quarter of this year, as non-performing loans declined to $40,840,000 or .54% of total loans at March 31, 1994 from $57,483,000 or .78% at the end of 1993. Also down were foreclosed assets, which finished the first quarter at $34,417,000 compared with $36,014,000 at year-end.

 The reserve for possible loan losses as of March 31 of this year was $165,373,000 or 2.20% of total loans and reserve coverage increased to 404.93% of non-performing loans compared with 293.39% at December 31.

 The board of directors, at its February meeting, declared a quarterly dividend of $.28 per share, a 13.1% increase over the previously paid dividend of $.24 3/4 per share. That dividend was paid April 1. At the same meeting, the board declared a three-for-two stock split, which was distributed April 11.

 As Mercantile's growth continues and profitability steadily increases, the corporation has begun to emerge as one of the top-performing banking organizations in the United States. My thanks to our employees, shareholders and customers, whose hard work, commitment and support have been the driving forces behind this success.



                                              /s/ THOMAS H. JACOBSEN
                                              Thomas H. Jacobsen
                                              Chairman of the Board and
                                              Chief Executive Officer
                                              April 29, 1994

FINANCIAL COMMENTARY

PERFORMANCE SUMMARY

 Net income for the first quarter of 1994 was $38,855,000, a 17.5% increase from the $33,065,000 earned in the same period a year ago. On a per share basis, net income was $.91, up 15.2% from the $.79 earned in last year's first quarter. First-quarter results reflected a slight improvement in net interest income, lower levels of operating expenses, a decline in the provision for possible loan losses and a small decrease in other income. Return on average assets improved to 1.27% this quarter compared with 1.08% in last year's first quarter, while return on average equity was 15.93% in 1994, up from 15.29% last year.

 The financial statements have been restated to include the pre-acquisition accounts and results of operations of United Postal Bancorp, Inc. and Metro Bancorporation, which were merged with Mercantile on February 1, 1994 and January 3, 1994, respectively, in transactions accounted for as poolings-of-interests. In addition, the restatement reflects the three-for-two stock split, which was paid in the form of a dividend on April 11, 1994 to shareholders of record on March 10, 1994.

 Net interest income for the first quarter of 1994 was $125,393,000 compared with $124,380,000 in the year-earlier period, an increase of .8%. The net interest rate margin of 4.58% was up five basis points from 4.53% last year. Average earning assets of $11.1 billion declined slightly from the $11.2 billion in the first quarter of 1993, as average loan volume declined by $91,131,000 or 1.2%, investments in debt and equity securities declined by $52,101,000 or 1.5%, and short-term investments grew by $89,758,000 or 28.7%.

 Other income was $48,922,000 in the first quarter of 1994, a decrease of $718,000 or 1.4% from a year ago. Growth in trust fees, service charges, credit card fees and mortgage banking income was largely offset by a decline of $2,439,000 in net securities gains.

 Non-interest expenses were down $3,537,000 or 3.3% from a year ago. Total expenses were $103,824,000 for the quarter compared with $107,361,000 last year. The reduction in expense levels resulted primarily from the realization of synergies from mergers completed in prior years and lower foreclosed property expense. The result was an improvement in the overhead ratio to 58.78% compared with 60.82% last year, and a lowering of the other expense to average assets ratio to 3.40% versus 3.50% in the first quarter of 1993.

 The provision for possible loan losses for the quarter was $8,383,000 compared with $14,049,000 in 1993, a decline of 40.3%. Net charge-offs were $11,661,000 and $23,966,000, respectively, and on an annualized basis were .63% of average loans this quarter compared with 1.29% last year. At March 31, 1994, the reserve for possible loan losses was $165,373,000 and covered 404.93% of non-performing loans compared with 194.45% last March 31 and 293.39% at year-end 1993.

 Non-performing loans as of March 31, 1994 were $40,840,000 or .54% of total loans, down from the year-end 1993 figures of $57,483,000 or .78% and March 31, 1993 levels of $80,052,000 or 1.07%. Foreclosed assets, including in-substance foreclosures, declined to $34,417,000 compared with $36,014,000 at year's end and $45,780,000 last March 31.

3        MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Earnings in the St. Louis Area (Mercantile Bank of St. Louis N.A., United Postal Savings Association and Mercantile Trust Company N.A.) were $21,256,000, up 29.1% from 1993. The first quarter results reflected a slightly improved level of net interest income, and significant reductions in operating expenses and the provision for possible loan losses, partially offset by reduced other income due to a higher level of securities gains in the first quarter of 1993 at United Postal. Return on average assets improved to 1.31% for the first quarter of 1994 versus 1.03% in 1993.

 In the 36 Community Banks, net income was $17,463,000, an increase of 8.4%, while return on average assets was 1.60% in 1994 versus 1.46% last year. Earnings for the three banks in the Kansas City Area were $4,799,000, up 17.0% from a year ago. Return on average assets was 1.20% compared with .99% last year.



- - ---------------------------------------------------------------------------------------------------------------------------------

EXHIBIT 1
ORGANIZATIONAL CONTRIBUTION
($ IN THOUSANDS)
                                                                                  MARCH 31, 1994
                                                 --------------------------------------------------------------------------------
                                                                       KANSAS                          PARENT
                                                     ST. LOUIS          CITY         COMMUNITY      COMPANY AND
                                                       AREA*            AREA           BANKS        ELIMINATIONS    CONSOLIDATED
                                                     ---------         ------        ---------      ------------    ------------

Net income                                          $   21,256       $    4,799      $   17,463      $  (4,663)     $    38,855
Average assets                                       6,470,259        1,601,929       4,371,783       (230,123)      12,213,848

Return on assets                                          1.31%            1.20%           1.60%                           1.27%
Net interest rate margin                                  4.12             4.52            5.15                            4.58
Overhead ratio                                           54.80            61.29           54.25                           58.78

Equity to assets                                          7.86             8.88            9.04                            8.26

Reserve for possible loan losses to
 outstanding loans                                        1.89             2.74            2.46                            2.20
Reserve for possible loan losses to
 non-performing loans                                   385.70           501.48          400.94                          404.93

Non-performing loans to outstanding loans                  .49              .55             .61                             .54
Non-performing assets to outstanding loans
 and foreclosed assets                                    1.16              .99             .75                            1.00


*Includes the results of Mercantile Bank of St. Louis N.A., United Postal Savings Association, Mercantile Trust Company N.A.,
 Mercantile Business Credit, Inc. (asset-based lending), Mercantile Investment
 Services, Inc. (brokerage), Mississippi Valley Advisors Inc. (investment management) and Mississippi Valley Life
 Insurance Co. (credit life).
- - -------------------------------------------------------------------------------------------------------------------------------

 Consolidated assets of $11.9 billion were up .6% from last March 31. Core deposits declined by 1.6% to $8.8 billion, loans were $7.5 billion, up .7% from last year, and shareholders' equity of $984,963,000 was 12.3% higher than at March 31, 1993. Tier I capital to risk-adjusted assets improved to 11.56% compared with 10.30% last year, while Total capital to risk-adjusted assets was 15.68% compared with 13.92% at March 31, 1993.

 The following financial commentary presents a more thorough discussion and analysis of the results of operations and financial condition of the Corporation for the first quarter of 1994.

NET INTEREST INCOME

 Net interest income for the first quarter of 1994 was $125,393,000, an increase of .8% from the $124,380,000 earned last year. This was the net result of a five-basis-point widening in the net interest rate margin to 4.58%, offset by a .5% decline in average earning assets. Factors contributing to the increase in the net interest rate margin included significantly higher levels of average non-interest bearing deposits and shareholders' equity, a decline in non-performing assets, growth in the higher-yielding consumer and credit card loan categories, the continued run-off of higher-costing retail certificates of deposit, and the movement of consumer deposits from certificates of deposit to lower-cost checking, savings and money market accounts. The two major categories of earning assets decreased in the first quarter of 1994 compared with last year. Average loans declined by $91,131,000 or 1.2%, and investments in debt and equity securities decreased by $52,101,000 or 1.5%. Short-term investments grew by $89,758,000 or 28.7%.

 Average loans in the St. Louis Area declined by 2.0%, while volume at the Community Banks and Kansas City Area banks decreased by .4%. When compared with the first quarter of 1993, average commercial loans declined by $34,071,000 or 1.7%, while average commercial real estate mortgage and construction loans declined by $63,540,000 or 4.3%. Residential mortgage loans on average decreased by $132,584,000 or 5.5% through paydowns and refinancings into long-term fixed-rate loans, which were sold into the secondary market with servicing retained. Average credit card loans increased by $134,903,000 or 22.1%, due primarily to cross-selling efforts, successful targeted marketing campaigns for new accounts and selected credit limit increases, while other consumer loans increased by .6% due to strong growth in indirect loans offset by a reduction in direct consumer loans.



- - ---------------------------------------------------------------------------------------------------------------------------

EXHIBIT 2
LOANS AND LEASES
($ IN THOUSANDS)
                                                                                             MARCH 31
                                                                           1994                   1993               CHANGE
                                                                           ----                   ----               ------

Commercial                                                              $2,171,715             $2,049,358              6.0%
Real estate-commercial                                                   1,264,655              1,344,655             (5.9)
Real estate-construction                                                   145,985                149,915             (2.6)
Real estate-residential                                                  2,246,470              2,368,024             (5.1)
Consumer                                                                   949,462                929,555              2.1
Credit card                                                                732,142                617,637             18.5
Foreign                                                                        180                  1,498            (88.0)
                                                                        ----------             ----------
 Total Loans and Leases                                                 $7,510,609             $7,460,642               .7
                                                                        ==========             ==========


- - ---------------------------------------------------------------------------------------------------------------------------


 The 1.5% decline in average investments in debt and equity securities included an $80,617,000 or 2.5% decrease in taxable securities and growth of $30,008,000 or 13.9% in tax-exempt securities. Trading securities are at approximately the same level as 1993. Short-term investments are primarily used for short-term excess liquidity or balancing the interest rate sensitivity of the Corporation, and on average increased by $89,758,000 or 28.7% during the first quarter of 1994.

 Significant changes in the mix of deposits reflected the continuing strategy to be substantially funded by core deposits, and the disintermediation of retail certificates of deposit into interest bearing demand and savings accounts in the current low rate environment. Core deposits decreased slightly to 94.69% of total deposits from 94.74% a year ago and on average were down 1.2% from last year. On average, interest bearing demand accounts increased by $159,897,000 or 11.1% and savings accounts grew by $88,212,000 or 10.7%. Retail certificates of deposit declined by $484,304,000 or 13.2%. This more costly source of funds declined to 33.89% of total core deposits from 38.58% in 1993, as customers preferred

5           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 maturity flexibility with their investments. Short-term borrowings decreased by $47,909,000 or 5.6%, while purchased deposits declined by $1,296,000 or .2%.

 Non-interest bearing funds grew substantially in the current quarter compared with a year ago, thereby enhancing the level of net interest income and the net interest rate margin. Average non-interest bearing demand balances (net of cash and due from banks) grew by $160,641,000 or 14.5%, primarily due to new customer relationships and higher compensating balance requirements for corporate services due to the lower interest rate environment. Average shareholders' equity increased by $110,722,000 or 12.8% due primarily to earnings retained, new shares issued in the Mt. Vernon and Flora purchase transactions during the second and third quarters of 1993, and stock issued under employee benefit plans.

 The factors discussed previously are consistent with Mercantile's overall corporate policy relative to rate sensitivity and liquidity, which is to produce the optimal yield and maturity mix consistent with interest rate expectations and projected liquidity needs. The Consolidated Quarterly Average Balance Sheet, with rates earned and paid, is summarized by quarter on Pages 13 and 14.

OTHER INCOME

 Non-interest income decreased 1.4% during the first quarter of 1994 to $48,922,000. Trust fees, mortgage banking income, service charges and credit card fees all improved from last year, while investment banking revenue and miscellaneous income declined slightly. Securities gains were $225,000 this quarter compared with $2,664,000 last year.

 Trust fees continued to be the largest source of non-interest income, and were $15,657,000 compared with $14,873,000 during the first quarter of 1993, an increase of 5.3%. Personal trust fees generated in the St. Louis Area are the largest source of trust revenue, representing 29.44% of trust income. These fees declined by 2.5% when compared to the first quarter of 1993, due primarily to a reduction in termination fees. Trust revenues in the Kansas City Area banks and Community Banks, which accounted for 27.40% of total trust income, are largely personal trust fees and were flat when compared with the first quarter of 1993. Trust income from Mississippi Valley Advisors Inc., and from institutional and corporate trust services represented 22.35% and 20.81%, respectively, of the total trust income for the first quarter of 1994, and grew by 13.7% and 18.2%, respectively, when compared with the first quarter of 1993, largely due to successful business development efforts.


- - ---------------------------------------------------------------------------------------------------------------------------

EXHIBIT 3
OTHER INCOME
($ IN THOUSANDS)
                                                                                           FIRST QUARTER
                                                                           1994                   1993               CHANGE
                                                                           ----                   ----               ------

Trust                                                                    $15,657                $14,873                5.3%
Service charges                                                           14,455                 14,108                2.5
Credit card fees                                                           5,801                  5,446                6.5
Mortgage banking                                                           2,405                  1,793               34.1
Investment banking                                                         2,369                  2,591               (8.6)
Letters of credit fees                                                     1,521                  1,520                 .1
Foreclosed property income                                                 1,286                    604                  -
Securities gains                                                             225                  2,664                  -
Other                                                                      5,203                  6,041              (13.9)
                                                                         -------                -------
 Total Other Income                                                      $48,922                $49,640               (1.4)
                                                                         =======                =======


- - ---------------------------------------------------------------------------------------------------------------------------


 Service charge income was up 2.5% or $347,000 for the first quarter of 1994, as deposit volumes were flat with 1993, and corporate customers opted to use deposit balances to offset service charges rather than pay fees.

 Credit card fee income was $5,801,000 for the first quarter of 1994, a $355,000 or 6.5% increase from the 1993 level. Credit card income primarily represents fees charged merchants for processing credit card transactions, fees received on transactions of Mercantile cardholders and cardholders' annual fees.

 Investment banking fees and commissions, which consist of transaction fees for services performed as a dealer bank for both individual and corporate customers, including sales of annuities and mutual funds, profits earned on limited trading positions, and foreign exchange revenue, were $2,369,000 compared with $2,591,000 last year, a decrease of 8.6%. This source of revenue can vary depending on movements in interest rates and overall market conditions.

 Mortgage banking is now a meaningful line of business for Mercantile with the incorporation of United Postal; these revenues increased by $612,000 or 34.1% over the first quarter of 1993. Servicing fees grew by 17.0% to $1,152,000, as total servicing exceeded $3.1 billion. Gains on the sale of loans increased by $385,000 to $860,000 for the first quarter of 1994.

 Securities gains declined by $2,439,000 from the first quarter of 1993, when United Postal sold significant volumes of U.S. Treasury securities in a portfolio restructuring. All other income was flat when compared with a year ago.

OTHER EXPENSE

 Expenses other than interest expense and the provision for possible loan losses for the first quarter of 1994 were $103,824,000, a decline of $3,537,000 or 3.3% from 1993. Total operating expenses were 3.40% of average assets compared with 3.50% last year, and the overhead ratio, defined as operating expenses as a percentage of taxable-equivalent net interest income and other income, improved to 58.78% compared with 60.82% last year.

 Personnel costs increased 6.3% from the first quarter of 1993, reflecting the costs associated with staffing additional offices, support services and merit increases. Benefit costs were up by 10.4% due to the generally higher costs of employee benefit programs. Occupancy and equipment costs were up 3.1% in the first quarter, reflecting the costs of additional offices, and a consistent program of upgrading systems and equipment to enhance productivity.


- - ---------------------------------------------------------------------------------------------------------------------------

EXHIBIT 4
OTHER EXPENSE
($ IN THOUSANDS)
                                                                                           FIRST QUARTER
                                                                           1994                   1993               CHANGE
                                                                           ----                   ----               ------

Salaries                                                                 $ 44,348               $ 42,112               5.3%
Employee benefits                                                          11,389                 10,316              10.4
                                                                         --------               --------
 Total Personnel Expense                                                   55,737                 52,428               6.3
Net occupancy                                                               6,460                  6,319               2.2
Equipment                                                                   8,671                  8,352               3.8
Advertising/business development                                            2,236                  3,011             (25.7)
Postage and freight                                                         3,675                  3,432               7.1
Office supplies                                                             2,001                  2,114              (5.3)
Communications                                                              1,584                  1,477               7.2
Legal and professional                                                      2,314                  2,854             (18.9)
Credit card                                                                 2,243                  2,442              (8.1)
FDIC insurance                                                              5,299                  5,732              (7.6)
Foreclosed property expense                                                   405                  2,448             (83.5)
Intangible asset amortization                                               1,738                  1,821              (4.6)
Other                                                                      11,461                 14,931             (23.2)
                                                                         --------               --------
 Total Other Expense                                                     $103,824               $107,361              (3.3)
                                                                         ========               ========
RATIOS
 Overhead ratio                                                             58.78%                 60.82%
 Other expense to
  average assets                                                             3.40                   3.50


- - ---------------------------------------------------------------------------------------------------------------------------

 Exhibit 4 details the composition of all other operating expenses, which declined substantially from last year. Expenses related to foreclosed property totaled $405,000

7         MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
 compared with $2,448,000 last year, a decline of $2,043,000. FDIC insurance costs decreased by 7.6%, as the deposit base is lower and all Mercantile banks in 1994 are now assessed premiums at the lowest $.23 rate. All other expenses were down largely due to greater expense controls and acquisition consolidation efforts.

RESERVE FOR POSSIBLE LOAN LOSSES

 The reserve for possible loan losses was $165,373,000 or 2.20% of loans outstanding at March 31, 1994. This compared with $168,651,000 or 2.28% at year's end and $155,658,000 or 2.09% at
 March 31, 1993. The reserve coverage of non-performing loans improved to 404.93% compared with 293.39% at year-end and 194.45% last year, and the earnings coverage of net charge-offs improved to 6.05x from 2.78x last year.

 The provision for possible loan losses for the first quarter of 1994 was $8,383,000 compared with $14,049,000 last year. The annualized ratio of net charge-offs to average loans for the first quarter was .63% compared with 1.29% last year, while the corresponding net charge-off figures were $11,661,000 and $23,966,000, respectively. Excluding charge-offs taken on three United Postal commercial real estate loans for which reserves were provided in the fourth quarter of 1993, the .63% charge-off ratio is reduced to .42%.

 In the St. Louis Area, the annualized ratio of net charge-offs to average loans for the first quarter of 1994 was .70% compared with 1.82% in 1993, when significant write-downs were taken on two commercial real estate loans and one commercial loan at Mercantile Bank of St. Louis N.A. In the Kansas City Area banks, the ratio of net charge-offs to average loans was .14% versus .25% last year. For the Community Banks as a group, the comparative ratios were .69% and .90%, respectively.



- - --------------------------------------------------------------------------------------------------------------------

EXHIBIT 5
RESERVE FOR POSSIBLE LOAN LOSSES
($ IN THOUSANDS)
                                                                                         THREE MONTHS ENDED
                                                                                              MARCH 31
                                                                                 1994                           1993
                                                                                 ----                           ----

BEGINNING BALANCE                                                               $168,651                       $165,575

PROVISION                                                                          8,383                         14,049

CHARGE-OFFS                                                                      (15,709)                       (28,539)
RECOVERIES                                                                         4,048                          4,573
                                                                                --------                       --------
 NET CHARGE-OFFS(1)                                                              (11,661)                       (23,966)
                                                                                --------                       --------
ENDING BALANCE                                                                  $165,373                       $155,658
                                                                                ========                       ========
LOANS AND LEASES
 March 31 balance                                                             $7,510,609                     $7,460,642
                                                                              ==========                     ==========
 Average balance                                                              $7,360,935                     $7,452,066
                                                                              ==========                     ==========
RATIOS
 Reserve balance to outstanding loans                                               2.20%                          2.09%
 Reserve balance to non-performing loans                                          404.93                         194.45
 Earnings coverage of net
  charge-offs                                                                       6.05X                          2.78x
 Net charge-offs to average loans:
  Total                                                                              .63%                          1.29%
  Total excluding United Postal Savings Association real
   estate-commercial                                                                 .42                           1.29
  Credit card                                                                       4.78                           4.21

(1)Net charge-offs (recoveries):
    Credit card                                                                  $ 8,899                        $ 6,427
    United Postal Savings Association
     real estate-commercial                                                        3,962                              -
    Other real estate-commercial loans                                              (940)                         8,696
    All other loans                                                                 (260)                         8,843
                                                                                 -------                        -------
     Total                                                                       $11,661                        $23,966
                                                                                 =======                        =======


- - -----------------------------------------------------------------------------------------------------------------------


 Credit card losses were 4.78% of average credit card loans compared with 4.21% in 1993. Net credit card charge-offs were $8,899,000 in 1994 compared with $6,427,000 last year. In the first quarter of 1994, Mercantile experienced net recoveries of $1,200,000 on loans excluding credit card and the three United Postal commercial real estate credits previously discussed.

 Mercantile evaluates the reserves of all banks on a quarterly basis to ensure the timely charge-off of loans and to determine the adequacy of those reserves. At March 31, 1994, individual Community Bank reserves as a percentage of total loans outstanding ranged from 1.58% to 6.76% with a combined ratio of 2.46%. The coverage of non-performing loans was 400.94% on a combined basis. The St. Louis Area combined reserve was 1.89% of loans with a coverage ratio of 385.70%, and the combined reserves of the Kansas City Area banks were 2.74% of loans outstanding with a coverage of non-performing loans of 501.48%. Management believes the consolidated reserve of 2.20% of loans and 404.93% of non-performing loans as of March 31, 1994 was adequate based on the risks identified at such date in the portfolios.

NON-PERFORMING ASSETS

 Non-performing loans (non-accrual and renegotiated loans) declined to $40,840,000 or .54% of total loans at March 31, 1994 compared with $57,483,000 or .78% at December 31, 1993, and $80,052,000 or
 1.07% at March 31, 1993. Foreclosed assets dropped to $34,417,000 at March 31, 1994 compared with $36,014,000 at year's end and $45,780,000 last year. The ratio of non-performing assets to outstanding loans and foreclosed assets declined to 1.00% at March 31, 1994 compared with 1.26% at December 31, 1993 and 1.68% last year. Loans past due 90 days and still accruing interest were $14,066,000 at March 31, 1994 compared with $14,096,000 at year-end and $12,460,000 at March 31, 1993.

 As noted in Exhibit 6, non-accrual loans declined by $13,178,000 from the year-end level and $35,234,000 from last year. In the St. Louis Area, non-accrual loans declined from the year-end level by $12,395,000 to $15,613,000 at March 31, 1994. The current year decline was primarily in the commercial and commercial real estate loan portfolios of United Postal Savings Association, as write-downs were taken on two credits and a significant credit was resolved. At the Kansas City Area banks and in the Community Banks as a group, non-accrual loan levels were down slightly from the totals reported at year-end.


- - --------------------------------------------------------------------------------------------------------------------------

EXHIBIT 6
NON-PERFORMING ASSETS
($ IN THOUSANDS)
                                                                MAR. 31                  DEC. 31                   MAR. 31
                                                                 1994                      1993                     1993
                                                                -------                  -------                   -------

NON-ACCRUAL LOANS
 Commercial                                                     $10,409                  $11,949                   $30,119
 Real estate-commercial                                          14,229                   25,059                    27,315
 Real estate-construction                                           279                      785                       995
 Real estate-residential                                          8,978                    9,407                    10,382
 Consumer                                                         1,945                    1,818                     2,263
                                                                -------                  -------                   -------
  Total Non-accrual Loans                                        35,840                   49,018                    71,074

RENEGOTIATED LOANS                                                5,000                    8,465                     8,978
                                                                -------                  -------                   -------
TOTAL NON-PERFORMING LOANS                                      $40,840                  $57,483                   $80,052
                                                                =======                  =======                   =======
FORECLOSED ASSETS
 Foreclosed real estate                                         $31,582                  $16,771                   $40,847
 In-substance foreclosures                                        1,679                   18,044                     3,133
 Other foreclosed assets                                          1,156                    1,199                     1,800
                                                                -------                  -------                   -------
TOTAL FORECLOSED ASSETS                                         $34,417                  $36,014                   $45,780
                                                                =======                  =======                   =======
TOTAL NON-PERFORMING ASSETS                                     $75,257                  $93,497                  $125,832
                                                                =======                  =======                  ========
PAST-DUE LOANS
 (90 DAYS OR MORE)                                              $14,066                  $14,096                   $12,460
                                                                =======                  =======                   =======
RATIOS
 Non-performing loans to outstanding loans                          .54%                     .78%                     1.07%
 Non-performing assets to outstanding loans and
  foreclosed assets                                                1.00                     1.26                      1.68
 Non-performing assets to total assets                              .63                      .77                      1.06


- - --------------------------------------------------------------------------------------------------------------------------

9           MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

 Renegotiated loans declined to $5,000,000 from $8,465,000 at December 31, 1993, due largely to improvements in the United Postal portfolio. All loans classified as renegotiated were paying in accordance with their modified terms at March 31, 1994. Loans past due 90 days and still accruing interest were near the same level as year-end 1993, and consisted largely of credit card loans and residential real estate mortgage loans.

CAPITAL RESOURCES

 The current economic and regulatory environment continues to place emphasis on capital strength. Capital provides a solid foundation for anticipated future asset growth, and promotes depositor and investor confidence. Capital management is a continuous process at Mercantile, and ensures that capital is provided for current needs and anticipated growth. Mercantile's strong capital position has enabled it to profitably expand both its asset and deposit bases over the past four years, while maintaining capital ratios at levels comparable to other quality banking organizations and substantially in excess of regulatory standards.

 At March 31, 1994, shareholders' equity was $984,963,000, an increase of 12.3% from March 31, 1993. Net earnings retained, the common shares issued in the Mt. Vernon and Flora purchase transactions, and stock issued under various employee benefit plans accounted for the majority of the increase. Equity represented 8.26% of assets compared with 7.40% at March 31, 1993. The Corporation's Tier I capital to risk-adjusted assets ratio was 11.56% at March 31, 1994, while the Total capital ratio was 15.68%. These ratios compared favorably with established regulatory minimums of 4.0% and 8.0%, respectively, and the March 31, 1993 ratios of 10.30% and 13.92%.


- - --------------------------------------------------------------------------------------------------------------------------

EXHIBIT 7
RISK-BASED CAPITAL
($ IN THOUSANDS)
                                                                MAR. 31                  DEC. 31                   MAR. 31
                                                                 1994                      1993                     1993
                                                                -------                  -------                   -------

Capital
 Tier I                                                       $  912,830                $  883,162               $  805,791
 Total                                                         1,238,259                 1,161,071                1,088,711

Risk-adjusted assets                                           7,899,137                 7,985,847                7,822,674

Tier I capital to risk-adjusted assets
 Capital ratio                                                     11.56%                    11.06%                   10.30%
 Regulatory minimum ratio                                           4.00                      4.00                     4.00

Total capital to risk-adjusted assets
 Capital ratio                                                     15.68                     14.54                    13.92
 Regulatory minimum ratio                                           8.00                      8.00                     8.00

Leverage                                                            7.52                      7.33                     6.61
Double leverage                                                   110.38                    111.97                   115.11
Long-term debt to total
 capitalization                                                    22.96                     22.15                    23.91

Intangible assets                                                $70,204                   $71,759                  $71,421


- - ---------------------------------------------------------------------------------------------------------------------------

 The capital ratios at all Mercantile banks also continued to be strong. The equity to assets ratio for all Community Banks was 9.04% as of March 31, 1994 while the three St. Louis Area financial institutions as a group had an equity to assets ratio of 7.86%; the Kansas City Area banks' combined ratio was 8.88%.

 The ratio of long-term debt to total capitalization was 22.96% at March 31, 1994 compared with 22.15% at December 31, 1993. The Parent Company double leverage ratio was 110.38% compared with 111.97% at December 31, 1993.

 Mercantile Bank of St. Louis N.A. issued $75,000,000 of 6.375% 10-year, non-callable subordinated debt on January 25, 1994, which qualifies as Tier II capital. The bank used the proceeds to prepay the $23,653,000 8.25% mortgage outstanding on its headquarters building on February 1, 1994. The Corporation also prepaid the $30,550,000 of 8.50% debentures due in 2004 on February 23, 1994.

 Book value per share was $22.94 at March 31, 1994 compared with $20.83 a year earlier, an increase of 10.1%. On February 10, 1994, the Board of Directors declared a quarterly cash dividend of $.28 per share, which was paid April 1, 1994. This represented an increase of 13.1% and a 30.77% payout ratio of first-quarter 1994 earnings. An increase in the authorized common stock of the Corporation from 70,000,000 shares to 100,000,000 shares was approved by shareholders on April 28, 1994. Further information relating to dividends, as well as quarterly stock prices, is included in the Investor Information summary on Page 21 of this report.




11          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED QUARTERLY STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)
                                                                               1993                                     1994
                                                     1ST QTR.         2ND QTR.        3RD QTR.        4TH QTR.        1ST QTR.
                                                     --------         --------        --------        --------        --------

INTEREST INCOME
 Interest and fees on loans and leases                 $157,087        $156,551        $154,388       $153,960        $150,324
 Investments in debt and equity securities               52,557          50,751          47,366          46,526         46,219
 Short-term investments                                   2,688           1,878           3,673           2,505          3,470
                                                       --------        --------        --------        --------       --------
  Total Interest Income                                 212,332         209,180         205,427         202,991        200,013
 Tax-equivalent adjustment                                2,497           2,307           2,430           2,340          2,309
                                                       --------        --------        --------        --------       --------
  TAXABLE-EQUIVALENT INTEREST INCOME                    214,829         211,487         207,857         205,331        202,322

INTEREST EXPENSE
 Deposits                                                75,969          71,538          68,866          66,611         62,888
 Borrowed funds                                          11,983          11,650          11,536          10,581         11,732
                                                       --------        --------        --------        --------       --------
  Total Interest Expense                                 87,952          83,188          80,402          77,192         74,620
                                                       --------        --------        --------        --------       --------
  TAXABLE-EQUIVALENT NET INTEREST INCOME                126,877         128,299         127,455         128,139        127,702

PROVISION FOR POSSIBLE LOAN LOSSES                       14,049          14,485          12,906          19,573          8,383

OTHER INCOME
 Trust                                                   14,873          15,746          15,104          15,415         15,657
 Service charges                                         14,108          14,511          14,748          15,144         14,455
 Credit card fees                                         5,446           6,404           5,700           6,510          5,801
 Mortgage banking                                         1,793           2,312           3,058           3,378          2,405
 Investment banking                                       2,591           2,184           1,878           1,833          2,369
 Securities gains                                         2,664              15             910             153            225
 Other                                                    8,165           9,060           7,665           7,790          8,010
                                                       --------        --------        --------        --------       --------
  Total Other Income                                     49,640          50,232          49,063          50,223         48,922

OTHER EXPENSE
 Personnel expense                                       52,428          53,212          54,167          55,526         55,737
 Net occupancy and equipment                             14,671          14,896          16,046          17,025         15,131
 Other                                                   40,262          39,907          35,844          50,925         32,956
                                                       --------        --------        --------        --------       --------
  Total Other Expense                                   107,361         108,015         106,057         123,476        103,824
                                                       --------        --------        --------        --------       --------
TAXABLE-EQUIVALENT INCOME BEFORE INCOME TAXES            55,107          56,031          57,555          35,313         64,417

INCOME TAXES
 Income taxes                                            19,545          19,877          19,564          16,582         23,253
 Tax-equivalent adjustment                                2,497           2,307           2,430           2,340          2,309
                                                       --------        --------        --------        --------       --------
 Adjusted Income Taxes                                   22,042          22,184          21,994          18,922         25,562
                                                       --------        --------        --------        --------       --------
  NET INCOME                                           $ 33,065        $ 33,847        $ 35,561        $ 16,391       $ 38,855
                                                       ========        ========        ========        ========       ========
NET INCOME PER SHARE                                       $.79            $.80            $.84            $.38           $.91


            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                  12

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEET
($ IN THOUSANDS)

                                                                                                     1993
                                                                              1ST QTR.           2ND QTR.             3RD QTR.
                                                                           ---------------    ---------------      --------------
                                                                           VOLUME    RATE*    VOLUME    RATE*      VOLUME    RATE*
                                                                           ------    -----    ------    -----      ------    -----

ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                           $ 2,029,956   6.56%  $ 2,072,698   6.46%  $ 1,970,795  6.60%
   Real estate-commercial                                                 1,323,304   8.01     1,340,876   7.96     1,275,280  8.05
   Real estate-construction                                                 158,195   7.49       149,783   6.83       154,679  7.33
   Real estate-residential                                                2,391,674   8.05     2,363,734   7.99     2,334,896  7.81
   Consumer                                                                 936,745   9.21       928,809   9.13       929,740  8.97
   Credit card                                                              610,553  16.62       637,894  16.30       682,604 16.22
   Foreign                                                                    1,639   6.83         1,035   8.12           603  5.97
                                                                        -----------          -----------          -----------
    Total Loans and Leases                                                7,452,066   8.47     7,494,829   8.39     7,348,597  8.45
  Investments in debt and equity securities
   Trading                                                                   12,008   5.80        14,073   4.92        14,417  5.60
   Taxable                                                                3,204,699   6.15     3,152,093   6.01     3,090,005  5.68
   Tax-exempt                                                               216,373   8.93       230,660   8.59       237,107  8.30
                                                                        -----------          -----------          -----------
    Total                                                                 3,433,080   6.32     3,396,826   6.18     3,341,529  5.87
  Short-term investments                                                    312,710   3.44       221,869   3.39       449,203  3.27
                                                                        -----------          -----------          -----------
    Total Earning Assets                                                 11,197,856   7.67    11,113,524   7.61    11,139,329  7.46
 Non-earning Assets                                                       1,067,197            1,116,500            1,114,359
                                                                        -----------          -----------          -----------
    Total Assets                                                        $12,265,053          $12,230,024          $12,253,688
                                                                        ===========          ===========          ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                                 $ 1,799,185          $ 1,886,413          $ 2,022,041
   Interest bearing demand                                                1,435,068   2.21     1,501,234   2.13     1,520,332  2.12
   Money market accounts                                                  1,659,430   2.77     1,629,303   2.75     1,628,648  2.78
   Savings                                                                  823,718   2.70       862,268   2.53       878,280  2.52
   Consumer time certificates under $100,000                              3,673,361   4.89     3,529,399   4.69     3,416,365  4.56
   Other time                                                               130,999   2.82       102,285   2.86        56,703  2.40
                                                                        -----------          -----------          -----------
    Total Core Deposits                                                   9,521,761   3.67     9,510,902   3.50     9,522,369  3.42
   Time certificates $100,000 and over                                      498,721   3.94       458,022   3.85       441,198  3.92
   Foreign                                                                   30,380   3.27        45,184   3.20        21,650  6.23
                                                                        -----------          -----------          -----------
    Total Purchased Deposits                                                529,101   3.90       503,206   3.79       462,848  4.03
                                                                        -----------          -----------          -----------
    Total Deposits                                                       10,050,862   3.68    10,014,108   3.52     9,985,217  3.46
  Short-term borrowings                                                     861,397   3.00       830,904   2.95       852,097  2.84
  Long-term debt                                                            276,850   7.99       274,491   8.03       274,074  8.01
                                                                        -----------          -----------          -----------
    Total Acquired Funds                                                 11,189,109   3.75    11,119,503   3.60    11,111,388  3.54
 Other Liabilities                                                          210,763              207,588              211,394
SHAREHOLDERS' EQUITY                                                        865,181              902,933              930,906
                                                                        -----------          -----------          -----------
    Total Liabilities and Shareholders' Equity                          $12,265,053          $12,230,024          $12,253,688
                                                                        ===========          ===========          ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                            3.92%                4.01%               3.92%
  Net interest rate margin                                                            4.53                 4.62                4.58
  Return on assets                                                                    1.08                 1.11                1.16
  Return on equity                                                                   15.29                14.99               15.28

*Taxable-equivalent basis.

13          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES




                                                                               1993                 1994
                                                                              4th QTR.             lst QTR.
                                                                           ---------------     ----------------
                                                                           VOLUME    RATE*     VOLUME     RATE*
                                                                           ------    -----     ------     -----
ASSETS
 Earning Assets
  Loans and leases, net of unearned income
   Commercial                                                           $ 1,962,432   6.53%  $ 1,995,885   6.35%
   Real estate-commercial                                                 1,264,795   7.97     1,274,504   7.62
   Real estate-construction                                                 160,112   7.44       143,455   7.46
   Real estate-residential                                                2,298,589   7.76     2,259,090   7.39
   Consumer                                                                 941,992   8.73       942,256   8.31
   Credit card                                                              728,730  16.05       745,456  16.64
   Foreign                                                                      845   5.21           289   5.54
                                                                        -----------          -----------
    Total Loans and Leases                                                7,357,495   8.41     7,360,935   8.20
  Investments in debt and equity securities
   Trading                                                                   15,493   5.06        10,516   5.44
   Taxable                                                                3,130,103   5.50     3,124,082   5.48
   Tax-exempt                                                               251,136   7.93       246,381   8.00
                                                                        -----------          -----------
    Total                                                                 3,396,732   5.68     3,380,979   5.66
  Short-term investments                                                    291,897   3.43       402,468   3.45
                                                                        -----------          -----------
    Total Earning Assets                                                 11,046,124   7.44    11,144,382   7.26
 Non-earning Assets                                                       1,068,428            1,069,466
                                                                        -----------          -----------
    Total Assets                                                        $12,114,552          $12,213,848
                                                                        ===========          ===========
LIABILITIES
 Acquired Funds
  Deposits
   Non-interest bearing                                                 $ 2,024,089          $ 2,023,107
   Interest bearing demand                                                1,570,416   2.01     1,594,965   1.85
   Money market accounts                                                  1,653,236   2.74     1,658,069   2.66
   Savings                                                                  894,558   2.51       911,930   2.31
   Consumer time certificates under $100,000                              3,310,430   4.46     3,189,057   4.27
   Other time                                                                38,588   2.66        33,201   2.75
                                                                        -----------          -----------
    Total Core Deposits                                                   9,491,317   3.32     9,410,329   3.14
   Time certificates $100,000 and over                                      442,615   3.78       486,406   3.68
   Foreign                                                                   27,297   6.10        41,399   4.51
                                                                        -----------          -----------
    Total Purchased Deposits                                                469,912   3.92       527,805   3.74
                                                                        -----------          -----------
    Total Deposits                                                        9,961,229   3.36     9,938,134   3.18
  Short-term borrowings                                                     728,648   2.79       813,488   2.95
  Long-term debt                                                            273,500   8.05       298,915   7.68
                                                                        -----------          -----------
    Total Acquired Funds                                                 10,963,377   3.45    11,050,537   3.31
 Other Liabilities                                                          194,045              187,408
SHAREHOLDERS' EQUITY                                                        957,130              975,903
                                                                        -----------          -----------
    Total Liabilities and Shareholders' Equity                          $12,114,552          $12,213,848
                                                                        ===========          ===========
SIGNIFICANT RATIOS
  Net interest rate spread                                                            3.99%                3.95%
  Net interest rate margin                                                            4.64                 4.58
  Return on assets                                                                     .54                 1.27
  Return on equity                                                                    6.85                15.93

*Taxable-equivalent basis.

CONSOLIDATED STATEMENT OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

                                                                                                  THREE MONTHS ENDED
                                                                                                       MARCH 31
                                                                                       1994                               1993
                                                                                       ----                               ----

  INTEREST INCOME
   Interest and fees on loans and leases                                             $150,324                           $157,087
   Investments in debt and equity securities
    Trading                                                                               126                                158
    Taxable                                                                            42,722                             49,156
    Tax-exempt                                                                          3,371                              3,243
                                                                                     --------                           --------
     Total                                                                             46,219                             52,557
   Due from banks-interest bearing                                                      1,134                                442
   Federal funds sold and repurchase agreements                                         2,336                              2,246
                                                                                     --------                           --------
     Total Interest Income                                                            200,013                            212,332

  INTEREST EXPENSE
   Interest bearing deposits                                                           62,421                             75,721
   Foreign deposits                                                                       467                                248
   Short-term borrowings                                                                5,996                              6,450
   Long-term debt                                                                       5,736                              5,533
                                                                                     --------                           --------
     Total Interest Expense                                                            74,620                             87,952
                                                                                     --------                           --------
     NET INTEREST INCOME                                                              125,393                            124,380
  PROVISION FOR POSSIBLE LOAN LOSSES                                                    8,383                             14,049
                                                                                     --------                           --------
     NET INTEREST INCOME AFTER PROVISION
      FOR POSSIBLE LOAN LOSSES                                                        117,010                            110,331
  OTHER INCOME
   Trust                                                                               15,657                             14,873
   Service charges                                                                     14,455                             14,108
   Credit card fees                                                                     5,801                              5,446
   Mortgage banking                                                                     2,405                              1,793
   Investment banking                                                                   2,369                              2,591
   Securities gains                                                                       225                              2,664
   Other                                                                                8,010                              8,165
                                                                                     --------                           --------
    Total Other Income                                                                 48,922                             49,640

  OTHER EXPENSE
   Salaries                                                                            44,348                             42,112
   Employee benefits                                                                   11,389                             10,316
   Net occupancy                                                                        6,460                              6,319
   Equipment                                                                            8,671                              8,352
   Other                                                                               32,956                             40,262
                                                                                     --------                           --------
    Total Other Expense                                                               103,824                            107,361
                                                                                     --------                           --------
    INCOME BEFORE INCOME TAXES                                                         62,108                             52,610
  INCOME TAXES                                                                         23,253                             19,545
                                                                                     --------                           --------
    NET INCOME                                                                       $ 38,855                           $ 33,065
                                                                                     ========                           ========
  PER SHARE DATA
   Average common shares outstanding                                               42,857,806                         42,078,489
   Net income*                                                                           $.91                               $.79
   Dividends declared                                                                     .28                                .24 3/4

 *Based on weighted average common shares outstanding.

15          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
(THOUSANDS)


                                                                                          MARCH 31     DECEMBER 31    MARCH 31
                                                                                            1994          1993          1993
                                                                                          --------     -----------    --------

ASSETS
 Cash and due from banks                                                                 $   560,473   $   705,673   $   551,787
 Due from banks-interest bearing                                                              85,480       144,538         5,376
 Federal funds sold and repurchase agreements                                                 61,037       186,962        18,761
 Investments in debt and equity securities
  Trading                                                                                      6,622        15,735        15,953
  Available-for-sale                                                                         315,340       393,140        45,084
  Held-to-maturity (Estimated fair value of
   $3,056,092, $3,033,347 and $3,427,585, respectively)                                    3,047,121     2,992,303     3,343,168
                                                                                         -----------   -----------   -----------
    Total                                                                                  3,369,083     3,401,178     3,404,205
 Loans and leases, net of unearned income                                                  7,510,609     7,381,774     7,460,642
 Reserve for possible loan losses                                                           (165,373)     (168,651)     (155,658)
                                                                                         -----------   -----------   -----------
    Net Loans and Leases                                                                   7,345,236     7,213,123     7,304,984
 Bank premises and equipment                                                                 199,047       199,363       198,692
 Due from customers on acceptances                                                             9,979        11,923         7,371
 Other assets                                                                                292,547       278,367       356,730
                                                                                         -----------   -----------   -----------
    Total Assets                                                                         $11,922,882   $12,141,127   $11,847,906
                                                                                         ===========   ===========   ===========
LIABILITIES
 Deposits
  Non-interest bearing                                                                   $ 1,472,519   $ 1,713,275   $ 1,316,327
  Interest bearing                                                                         7,808,087     7,862,723     8,130,430
  Foreign                                                                                     48,767        26,085        39,581
                                                                                         -----------   -----------   -----------
    Total Deposits                                                                         9,329,373     9,602,083     9,486,338
 Federal funds purchased and repurchase agreements                                           575,454       602,997       773,651
 Other short-term borrowings                                                                 526,802       520,650       206,309
 Long-term debt                                                                              293,572       272,778       275,606
 Bank acceptances outstanding                                                                  9,979        11,923         7,371
 Other liabilities                                                                           202,739       172,139       221,419
                                                                                         -----------   -----------   -----------
    Total Liabilities                                                                     10,937,919    11,182,570    10,970,694

Commitments and contingent liabilities                                                             -             -             -

                                                     MARCH 31     DEC. 31     MARCH 31
                                                       1994        1993         1993
                                                     --------     -------     --------
SHAREHOLDERS' EQUITY
 Preferred stock-no par value
  Shares authorized                                    5,000       5,000        5,000
  Shares issued                                            -           -            -             -             -             -
 Common stock-$5.00 par value
  Shares authorized                                   70,000      70,000       70,000
  Shares issued and outstanding                       42,931      42,802       42,120        214,657       214,012       210,601
 Capital surplus                                                                             165,080       164,448       149,138
 Retained earnings                                                                           605,226       580,097       517,473
                                                                                         -----------   -----------   -----------
    Total Shareholders' Equity                                                               984,963       958,557       877,212
                                                                                         -----------   -----------   -----------
    Total Liabilities and Shareholders' Equity                                           $11,922,882   $12,141,127   $11,847,906
                                                                                         ===========   ===========   ===========


            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                  16


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
($ IN THOUSANDS)

                                                             COMMON STOCK                                               TOTAL
                                                        -----------------------        CAPITAL        RETAINED      SHAREHOLDERS'
                                                        SHARES          DOLLARS        SURPLUS        EARNINGS         EQUITY
                                                        ------          -------        -------        --------      -------------

BALANCE AT DECEMBER 31, 1992, AS RESTATED             42,031,973       $210,160        $148,089       $493,075        $851,324

Net income                                                                                              33,065          33,065

Dividends declared
 Mercantile Bancorporation Inc.--$.24 3/4 per share                                                     (8,616)         (8,616)
 Pooled companies prior to acquisition                                                                  (1,031)         (1,031)

Issuance of common stock
 Employee incentive plans                                 81,680            408             988                          1,396
 Convertible notes                                         2,935             15              61                             76

Change in valuation allowance for marketable
 equity securities                                                                                         980             980

Pre-merger transactions of pooled companies                3,412             18                                             18
                                                      ----------       --------        --------       --------        --------
BALANCE AT MARCH 31, 1993                             42,120,000       $210,601        $149,138       $517,473        $877,212
                                                      ==========       ========        ========       ========        ========

BALANCE AT DECEMBER 31, 1993, AS RESTATED             42,802,322       $214,012        $164,448       $580,097        $958,557

Net income                                                                                              38,855          38,855
Dividends declared--$.28 per share                                                                     (12,019)        (12,019)

Issuance of common stock
 Employee incentive plans                                115,686            579             533                          1,112
 Convertible notes                                           534              3              11                             14

Net fair value adjustment for securities
  available-for-sale                                                                                    (1,707)         (1,707)

Pre-merger transactions of pooled companies               12,562             63              88                            151
                                                      ----------       --------        --------       --------        --------
BALANCE AT MARCH 31, 1994                             42,931,104       $214,657        $165,080       $605,226        $984,963
                                                      ==========       ========        ========       ========        ========


17          MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF CASH FLOWS
(THOUSANDS)

                                                                                                  THREE MONTHS ENDED
                                                                                                       MARCH 31
                                                                                       1994                               1993
                                                                                       ----                               ----

   OPERATING ACTIVITIES
    Net income                                                                      $   38,855                         $  33,065
    Adjustments to reconcile net income to net cash provided by operating activities
    Provision for possible loan losses                                                   8,383                            14,049
    Depreciation and amortization                                                        6,843                             6,502
    Provision for deferred income taxes                                                    534                             4,037
    Net change in trading securities                                                     9,113                             1,731
    Net change in accrued interest receivable                                            1,485                               837
    Net change in accrued interest payable                                              (4,580)                           (3,067)
    Net change in accrued taxes payable                                                 27,195                            13,701
    Other, net                                                                          (9,665)                             (726)
                                                                                    ----------                         ---------
     Net Cash Provided by Operating Activities                                          78,163                            70,129

   INVESTING ACTIVITIES
    Investments in debt and equity securities, other than trading securities
     Purchases                                                                        (399,112)                         (373,219)
     Proceeds from maturities                                                          342,923                           311,750
     Proceeds from sales of:
      Held-to-maturity securities                                                            -                            22,078
      Available-for-sale securities                                                    146,399                            71,675
      Securities from acquired entities                                                 74,014                             7,171
    Net change in loans and leases                                                    (335,990)                          (36,786)
    Purchases of loans and leases                                                      (20,063)                          (20,816)
    Proceeds from sales of loans and leases                                             65,662                            24,082
    Purchases of premises and equipment                                                 (7,080)                           (4,965)
    Proceeds from sales of premises and equipment                                          491                                 -
    Proceeds from sales of foreclosed property                                           4,430                             7,839
    Other, net                                                                           4,048                             4,553
                                                                                    ----------                         ---------
     Net Cash Provided (Used) by Investing Activities                                 (124,278)                           13,362

   FINANCING ACTIVITIES
    Net change in non-interest bearing, savings, interest bearing demand and
     money market deposit accounts                                                    (222,065)                         (297,560)
    Net change in time certificates of deposit under $100,000                         (114,500)                         (183,815)
    Net change in time certificates of deposit $100,000 and over                        45,371                            20,888
    Net change in other time deposits                                                   (4,198)                           (1,065)
    Net change in foreign deposits                                                      22,682                            19,931
    Net change in short-term borrowings                                                (21,391)                           (5,434)
    Issuance of long-term debt                                                          75,000                                 -
    Principal payments on long-term debt                                               (54,211)                          (23,446)
    Cash dividends paid                                                                (12,019)                           (9,647)
    Proceeds from issuance of common stock                                               1,112                             1,055
    Other, net                                                                             151                                18
                                                                                    ----------                         ---------
     Net Cash Used by Financing Activities                                            (284,068)                         (479,075)
                                                                                    ----------                         ---------
   DECREASE IN CASH AND CASH EQUIVALENTS                                              (330,183)                         (395,584)
   CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                  1,037,173                           971,508
                                                                                    ----------                         ---------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD                                       $  706,990                         $ 575,924
                                                                                    ==========                         =========

            MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES                  18

BANKS AND OTHER SUBSIDIARIES

                                                                                                TOTAL ASSETS
                                                                                                MAR. 31, 1994
BANK                                                                 MAIN OFFICE                (THOUSANDS)
- - ----                                                                 -----------                -------------

Mercantile Bank of St. Louis N.A.                                    St. Louis, MO                $4,938,280
United Postal Savings Association                                    St. Louis, MO                 1,221,774
Mercantile Bank of Kansas City                                       Kansas City, MO                 784,425
Mercantile Bank of Kansas                                            Overland Park, KS               603,031
Mercantile Bank of Joplin N.A.                                       Joplin, MO                      385,373
Mercantile Bank of Illinois N.A.                                     Alton, IL                       369,477
Mercantile Bank of Northern Iowa                                     Waterloo, IA                    360,823
Mercantile Bank of St. Joseph N.A.                                   St. Joseph, MO                  327,843
Mercantile Bank of Springfield                                       Springfield, MO                 225,688
Mercantile Bank of Lawrence N.A.                                     Lawrence, KS                    216,386
Mercantile Bank of Topeka N.A.                                       Topeka, KS                      197,517
Mercantile Bank of Cape Girardeau                                    Cape Girardeau, MO              163,937
Mercantile Bank of West Central Missouri                             Sedalia, MO                     159,819
Mercantile Bank of North Central Missouri                            Macon, MO                       157,282
Mercantile Bank of the Mineral Area                                  Farmington, MO                  156,565
Mercantile Bank of Franklin County                                   Washington, MO                  149,003
Mercantile Bank of Lake of the Ozarks                                Eldon, MO                       127,975
Mercantile Bank of Jefferson County                                  High Ridge, MO                  123,904
Mercantile Bank of Poplar Bluff                                      Poplar Bluff, MO                112,564
Mercantile Bank of Mt. Vernon                                        Mt. Vernon, IL                  100,963
Mercantile Bank of Centralia N.A.                                    Centralia, IL                    99,019
Mercantile Bank of Trenton N.A.                                      Trenton, MO                      85,185


                                                                                                  TOTAL ASSETS
                                                                                                  MAR. 31, 1994
BANK                                                                 MAIN OFFICE                   (THOUSANDS)
- - ----                                                                 -----------                  -------------
Mercantile Bank of Monett N.A.                                       Monett, MO                      $84,713
Mercantile Bank of Missouri Valley                                   Richmond, MO                     84,569
Mercantile Bank of Stoddard/Bollinger
 Counties N.A.                                                       Dexter, MO                       82,185
Mercantile Bank of Flora N.A.                                        Flora, IL                        69,261
Mercantile Bank of Perryville                                        Perryville, MO                   69,089
Mercantile Bank of Phelps County                                     Rolla, MO                        64,118
Mercantile Bank of Table Rock Lake                                   Branson West, MO                 55,617
Mercantile Bank of Memphis                                           Memphis, MO                      52,805
Mercantile Bank of Doniphan N.A.                                     Doniphan, MO                     51,959
Mercantile Bank of Ste. Genevieve                                    Ste. Genevieve, MO               51,071
Mercantile Bank of Pike County                                       Bowling Green, MO                47,755
Mercantile Bank of Montgomery
 City N.A.                                                           Montgomery City, MO              47,135
Mercantile Bank of Northwest Missouri                                Maryville, MO                    44,957
Mercantile Bank of Carlyle                                           Carlyle, IL                      42,178
Mercantile Bank of Wright County                                     Hartville, MO                    41,305
Mercantile Bank of Boone County                                      Columbia, MO                     41,084
Mercantile Bank of Willow Springs                                    Willow Springs, MO               40,842
Mercantile Bank of Plattsburg                                        Plattsburg, MO                   38,725
Mercantile Bank of Sikeston                                          Sikeston, MO                     37,836
Mercantile Trust Company N.A.                                        St. Louis, MO                     7,258

- - -------------------------------------------------------------------------------

ASSET-BASED LENDING

 Mercantile Business Credit, Inc.
 12443 Olive Blvd.
 St. Louis, MO 63141-6432

BROKERAGE SERVICES

 Mercantile Investment Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

CREDIT CARD SERVICES

 Mercantile Card Services Inc.
 12443 Olive Blvd.
 St. Louis, MO 63141-6432

CREDIT LIFE INSURANCE

 Mississippi Valley Life Insurance Co.
 Mercantile Tower
 St. Louis, MO 63101-1643

INSURANCE AGENCY

 Mercantile Insurance Services, Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

INVESTMENT MANAGEMENT

 Mississippi Valley Advisors Inc.
 Mercantile Tower
 St. Louis, MO 63101-1643

OFF-SHORE BRANCH

 Mercantile Bank of St. Louis N.A.
 Cayman Branch
 Grand Cayman, B.W.I.



19                  MERCANTILE BANCORPORATION INC.

                                               DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

 RICHARD P. CONERLY(1,3)
 Chairman
 Orion Capital Inc.

 HARRY M. CORNELL, JR.(2,4)
 Chairman and
 Chief Executive Officer
 Leggett & Platt, Inc.

 EARL K. DILLE(3,5,6)
 Retired President
 Union Electric Company

 J. CLIFF EASON(1)
 President, Network Services
 Southwestern Bell Telephone Company

 BERNARD A. EDISON(2,3)
 Director Emeritus
 Edison Brothers Stores, Inc.

 WILLIAM A. HALL(1)
 Assistant to the Chairman
 Hallmark Cards, Inc.

 THOMAS A. HAYS(2,3,4)
 Deputy Chairman
 The May Department Stores
 Company

 WILLIAM G. HECKMAN(3,6)
 Chairman Emeritus
 Arch Mineral Corporation

 THOMAS H. JACOBSEN(3,4)
 Chairman and
 Chief Executive Officer
 Mercantile Bancorporation Inc.

 JAMES B. MALLOY(2,6)
 Chairman and
 Chief Executive Officer
 Smurfit Packaging Corporation

 CHARLES H. PRICE II(6)
 Chairman
 Mercantile Bank of Kansas City

 HARVEY SALIGMAN(2)
 Managing Partner
 Cynwyd Investments

 CRAIG D. SCHNUCK(5)
 Chairman and
 Chief Executive Officer
 Schnuck Markets, Inc.

 ROBERT W. STALEY(6)
 Vice Chairman
 Emerson Electric Co.

 ROBERT L. STARK(6)
 Dean
 University of Kansas
 Regents Center

 PATRICK T. STOKES(1)
 President
 Anheuser-Busch, Inc.

 FRANCIS A. STROBLE(1)
 Retired Chief
 Financial Officer
 Monsanto Company

 JOSEPH G. WERNER(5)
 President
 Werner Investments

 JOHN A. WRIGHT(1)
 President and
 Chief Executive Officer
 Big River Minerals Corp.

[FN]
(1) Member of Audit Committee
(2) Member of Compensation and
     Management Development
     Committee
(3) Member of Executive Committee
(4) Member of Nominating and Board
     Affairs Committee
(5) Member of Community Relations
     Committee
(6) Member of Credit Policy
     Committee

- - -------------------------------------------------------------------------------

EXECUTIVE OFFICERS

 THOMAS H. JACOBSEN
 Chairman and
 Chief Executive Officer

 RALPH W. BABB, JR.
 Vice Chairman

 W. RANDOLPH ADAMS
 Executive Vice President
 and Chief Financial Officer

 JOHN Q. ARNOLD
 Executive Vice President and
 Chief Credit Officer

 JOHN H. BEIRISE
 President and Chief Institutional
 Banking Officer
 Mercantile Bank of St. Louis N.A.

 RICHARD H. GOLDBERG
 Executive Vice President
 Mercantile Bank of St. Louis N.A.
 Operations

 MICHAEL J. GORMAN
 Chairman and Chief
 Consumer Banking Officer
 Mercantile Bank of St. Louis N.A.

 RICHARD C. KING
 President and Chief Executive Officer
 Mercantile Bank of Kansas City

 JOHN W. MCCLURE
 Executive Vice President
 Community Banking

 JON W. BILSTROM
 General Counsel and
 Secretary

 JON P. PIERCE
 Senior Vice President
 Human Resources

 PATRICK STRICKLER
 Senior Vice President
 Public Affairs

 ARTHUR G. HEISE
 Senior Vice President and
 Auditor

 MICHAEL T. NORMILE
 Senior Vice President and
 Treasurer



                     MERCANTILE BANCORPORATION INC.                          20

INVESTOR INFORMATION

NEW YORK STOCK EXCHANGE: MTL(1)

SELECTED DATA
                                                                                              MARCH 31
                                                                                 1994                           1993
                                                                                 ----                           ----

 Market Price                                                                  $31 7/8                       $34 5/8
 Yield                                                                           3.51%                         2.86%
 Price Earnings Ratio                                                           10.88X                        13.96x
 Book Value                                                                    $22.94                        $20.83
 Shares Outstanding
  Average                                                                     42,857,806                     42,078,489
  Period-end                                                                  42,931,104                     42,120,000
 Shareholders of Record                                                           13,422                         14,070
 Average Daily Volume(2)                                                          62,279                        126,042

- - -------------------------------------------------------------------------------------------------------------------------
COMMON STOCK INFORMATION

                                                      MARKET PRICE                         AVERAGE
                                           -----------------------------------              DAILY                DIVIDEND
                                           HIGH            LOW           CLOSE            VOLUME(2)              DECLARED
                                           ----            ---           -----            ---------              --------

1994
1ST QUARTER                               $34 1/8        $29 7/8        $31 7/8             62,279                $.28

1993
1st Quarter                               $35 5/8        $30 5/8        $34 5/8            126,042                $.24 3/4
2nd Quarter                                37 5/8         29 3/8         32 7/8             54,552                 .24 3/4
3rd Quarter                                34 3/8         31 5/8         33 5/8             43,167                 .24 3/4
4th Quarter                                34 5/8         29 1/8         30 1/8             52,058                 .24 3/4
                                                                                                                  --------
 Total                                                                                                            $.99
                                                                                                                  ========
- - ---------------------------------------------------------------------------------------------------------------------------

(1) Generally appears as MercBcpMO or MercBc in newspaper stock tables.
(2) The average daily volume subsequent to March 24, 1993 reflects the listing of Mercantile Bancorporation Inc. common stock on the New York Stock Exchange.

DIVIDEND REINVESTMENT PLAN AND DIVIDEND DIRECT DEPOSIT

 If you wish to participate in or want further information concerning the Dividend Reinvestment Plan or Dividend Direct Deposit, please contact Society Shareholder Services, Inc., One Mercantile Center, Suite 2120, St. Louis, MO 63101-1673, telephone 314-241-4002.

DIVIDEND DATES

 Dividends are normally paid the first business day of January, April, July and October.



21                  MERCANTILE BANCORPORATION INC.

DEBT SECURITIES OUTSTANDING
(THOUSANDS)

                                                               MARCH 31
                                                                 1994
                                                               --------
  7.625% Subordinated Notes, due 2002                          $150,000
  6.375% Subordinated Notes, due 2004                            75,000
  9.000% Mortgage-backed Notes, due 1999                         53,060
  8.000% Convertible Subordinated Capital
    Notes, due 1995                                              13,508



- - -------------------------------------------------------------------------------

DEBT RATINGS

                                                                                                       THOMSON       STANDARD
                                                                           MOODY'S        FITCH       BANKWATCH      & POOR'S
                                                                           -------        -----       ---------      --------

MERCANTILE BANCORPORATION INC.
 Issuer Rating                                                                                            B
 Commercial Paper                                                            P-2                        TBW-1          A-2
 Subordinated Debt
  7.625% Subordinated Notes, due 2002                                        Baa1                       BBB+           BBB

MERCANTILE BANK OF ST. LOUIS N.A.
 6.375% Subordinated Notes, due 2004                                          A3           A-            A-            BBB+
 Certificates of Deposit                                                                                TBW-1         A-/A-2
 Letters of Credit                                                                                      TBW-1         A-/A-2

UNITED POSTAL SAVINGS ASSOCIATION
 9.000% Mortgage-backed Notes, due 1999                                      AAA


- - -------------------------------------------------------------------------------

INVESTOR RELATIONS
 Ralph W. Babb, Jr.
 Vice Chairman
 Mercantile Bancorporation Inc.
 P.O. Box 524
 St. Louis, MO 63166-0524

GENERAL COUNSEL
 Thompson & Mitchell
 One Mercantile Center
 St. Louis, MO 63101-1693

TRANSFER AGENT
 Society National Bank
 P.O. Box 6477
 Cleveland, OH 44101-1477

INDEPENDENT
ACCOUNTANTS
 KPMG Peat Marwick
 1010 Market Street
 St. Louis, MO 63101-2085

MERCANTILE
BANCORPORATION INC.

FIRST QUARTER REPORT 1994



Mercantile Bancorporation Inc.
Mercantile Tower
P.O. Box 524
St. Louis, MO 63166-0524

APPENDIX
There is a bar-graph titled "COMMON STOCK PRICE RANGE" on page 21 of the printed First Quarter Report. The graph plots Fiscal Quarters to Dollars on the X and Y axis respectively. This graph shows five quarters of market price ranges from the first quarter of 1993 to the first quarter of 1994. Each bar indicates the dollar range of the stock price for the period. The high price is printed above and the low price below the bar. These figures correspond with the Common Stock Information table also on page 21.